UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

AeroCentury Corp.
(Name of Registrant as Specified In Its Charter)

Lee G. Beaumont
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lee G. Beaumont
2090 Centro Street, East

Tiburon, California 94920

[•], 2015

To My Fellow AeroCentury Corp. Stockholders:

I am furnishing this proxy statement and the accompanying GOLD proxy card to stockholders of AeroCentury Corp. (the “Company”) in connection with my solicitation of proxies to be used at the Company’s 2015 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting is scheduled to be held on Thursday, May 7, 2015, at 12:00 p.m. at the Hiller Aviation Museum, 601 Skyway Road, San Carlos, California.  This proxy statement and the accompanying GOLD proxy card are first being furnished to stockholders on or about [•], 2015.

At the Annual Meeting, I am seeking election to the board of directors of the Company (the “Board”). I am using this proxy statement to solicit proxies from holders of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to vote for my election to the Board, and to vote on the other proposals identified in this proxy statement. As one of the Company’s largest stockholders, I would represent a strong, independent voice on the Board. As a director, I will be committed to acting in the best interests of all of the stockholders of the Company, and I urge you to vote your GOLD proxy card to elect me to the Board.

Only stockholders of record at the close of business on March 16, 2015 (the “Record Date”) are entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. Stockholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share of Common Stock held on the Record Date with regard to each matter to be voted upon.

Whether or not you plan to attend the Annual Meeting, I urge you to vote for my election to the Board by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope, or by voting via the Internet or telephone. I URGE YOU NOT TO RETURN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY. Please note that if you submit a WHITE proxy card to WITHHOLD your vote with respect to any of the Company’s nominees, that submission will not cause your shares to be counted as a vote FOR me, and will revoke any prior GOLD proxy card that you may have submitted. If you want to vote for me, use only the GOLD card.

Also, if you hold your shares of Common Stock in a stock brokerage account or by a bank or other nominee, only they can exercise voting rights with respect to your shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions to vote the GOLD proxy card.

If you have any questions or require any assistance in executing your proxy, please call my proxy solicitor, D.F. King & Co., Inc. (“DF King”) at (800) 859-8511.

Sincerely,

Lee G. Beaumont

2015 ANNUAL MEETING OF STOCKHOLDERS
OF
AEROCENTURY CORP.

To Be Held on May 7, 2015

PROXY STATEMENT OF LEE G. BEAUMONT

I am furnishing this proxy statement and the accompanying GOLD proxy card to stockholders of AeroCentury Corp. (the “Company”) in connection with my solicitation of proxies to be used at the Company’s 2015 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting is scheduled to be held on Thursday, May 7, 2015. Only stockholders of record at the close of business on March 16, 2015 (the “Record Date”) are entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof.

I am soliciting your proxy for the Annual Meeting (and any adjournments or postponements thereof) for the following purposes:

1.              To vote FOR my election to the board of directors of the Company (the “Board”);

2.              To vote AGAINST, in an advisory (non-binding) vote, the Company’s executive compensation as disclosed in the proxy statement filed by the Company on March 13, 2015;

3.              To vote FOR the ratification of the selection of BDO USA, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015; and

4.              To transact such other business as may properly come before the Annual Meeting (and any adjournments or postponements thereof).

I am not aware of any other matters to be brought before the Annual Meeting other than as set forth in this proxy statement. Should any other matters be brought before the Annual Meeting, the proxies identified in the GOLD proxy card will vote the shares that they have been authorized to represent in accordance with their discretion. I am making this solicitation on behalf of myself, and not on behalf of the Board or management of the Company.

I am not seeking the authority to vote for, and will not vote for, the election of Mr. Thomas W. Orr as a director of the Company. Stockholders who vote on the enclosed GOLD proxy card will have the opportunity to vote for the other candidate nominated by the Company for the two seats on the Board that are up for election at the Annual Meeting. This gives stockholders who want to vote for me the ability to use the GOLD proxy card to vote for an additional candidate to fill the second seat.

For your information, the mailing address of the principal executive office of the Company is 1440 Chapin Avenue, Suite 310, Burlingame, CA 94010. According to the Company, as of the Record Date, there were 1,543,257 shares of common stock outstanding. I am the beneficial owner of 150,950 of those shares.

I URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF MY ELECTION TO THE BOARD.

I URGE YOU NOT TO SIGN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A LATER-DATED GOLD PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, BY EXECUTING A VOTE VIA THE INTERNET OR TELEPHONE, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

IF YOU HOLD YOUR SHARES OF COMMON STOCK IN A STOCK BROKERAGE ACCOUNT OR BY A BANK OR OTHER NOMINEE, ONLY THEY CAN EXERCISE VOTING RIGHTS WITH RESPECT TO YOUR SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, I URGE YOU TO PROMPTLY CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS TO VOTE THE GOLD PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on Thursday, May 7, 2015
This proxy statement and the GOLD proxy card are available at https:// [•]

IMPORTANT

Your vote is important, no matter how many shares you own. I urge you to sign, date and return the enclosed GOLD proxy card today to vote FOR my election to the Board.

•      If your shares are registered in your own name, please use the GOLD proxy card to vote by signing and dating the enclosed GOLD proxy card and returning it in the enclosed postage-paid envelope today.

•      If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares, and these proxy materials are being forwarded to you by your broker or bank. If you have received a GOLD voting instruction form, you can vote in one of the following ways:

•      By signing, dating and mailing the voting instruction form in the enclosed pre-paid envelope;

•      By telephone by calling the telephone number provided and following the instructions; or

•      By Internet using the instructions included with your materials.

If a GOLD voting instruction form has not been provided, you must call your broker or bank and give the person responsible for your account instructions about how you would like them to vote on your behalf.

Because only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return a WHITE proxy card marked “WITHHOLD” as a protest, it will revoke any GOLD proxy card you may have previously sent to us. Remember, you can vote for me only on the GOLD proxy card. So please make certain that the latest dated proxy card you return is the GOLD proxy card.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of my proxy materials, please contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Toll-free: (800) 859-8511

Banks and brokers: (212) 269-5550

REASONS FOR THE SOLICITATION AND INFORMATION ABOUT LEE G. BEAUMONT

I am one of the largest stockholders of the Company, beneficially owning approximately 9.8% of the outstanding shares as described herein. I have spent my entire 34-year career in finance, aviation maintenance, and aircraft / aircraft engine leasing and trading. As a significant stockholder, my interests are aligned with my fellow stockholders and I desire first and foremost to help stockholders unlock the value of their investment in the Company. I believe that the Company’s recent financial difficulties will continue without fundamental changes in the Company’s business and significant modifications to the Company’s corporate governance practices.

According to public filings, all management of the Company is performed by Jet Fleet Management Corp. (“JMC”), a company controlled by a husband and wife team — the Chief Executive Officer of the Company (“CEO”) and the Chief Financial Officer of the Company (“CFO”), respectively. JMC has a lucrative 20-year management agreement (the “JMC Agreement”) with the Company that was not negotiated at arms-length.  During 2014, 2013 and 2012, JMC was paid $6,028,900 (net of the $1.2 million waiver discussed below); $5,740,700; $5,491,200 in fees, respectively. Over the lifetime of the JMC Agreement (since 1998), JMC has been paid approximately $60 million in fees. Further, the Company has acknowledged that this structure creates conflicts of interest for the CEO and CFO as owners of JMC and as officers and directors of the Company.

On March 3, 2015 and (after I announced I would solicit proxies for election of the Board), the Company announced a one-time waiver of the $1.2 million management fee for JMC relating to the 4th quarter of 2014 (but did not address whether it charged other fees during the quarter).  Without such waiver, the Company would have incurred a loss for the quarter.  The excessive fees being paid for management services and other structural arrangements at the Company not only hurt stockholder value and entrench management but are also contrary to basic principles of good corporate governance. It is imperative that the Board immediately seek to modify the terms of the JMC Agreement and any related arrangements to be more beneficial to the Company and the stockholders and actively explore the elimination of any outside management firm when the JMC Agreement expires in 2018.

The Company’s stock price has traded for several years at a substantial discount to book value, which is particularly disheartening given that the broad market, and more specifically the airline industry, has never enjoyed a more prosperous period.  At March 16, 2015, the stock price was approximately 60% of book value. The Company’s stock price has also suffered due to the Company having record high levels of aircraft and engines off-lease for extended periods of time. The Company’s recent announcements of new lease transactions failed to ameliorate the situation.  Ostensibly, the Company has not promulgated long-term strategy for improved financial condition that resonates with stockholders.

Even if the Company was able to significantly retool its business model, it is unlikely that the stockholders would be able to unlock the value of their equity because of the low volume of trading activity in the Common Stock that has persisted for many years.  In addition to the complex suite of anti-takeover mechanisms (including a poison pill and staggered board structure) that could deter potential acquirers, the JMC Agreement contains a termination fee that cannot be waived by the Board and, if triggered this year, would appear to exceed $9 million. I do not believe that a party would be willing to acquire the Company with the JMC Agreement in place. Further, JMC effectively controls whether the Company is sold because if JMC does not approve of a sale transaction, JMC will be entitled to receive penalties appearing to exceed $9 million.

I believe the Board should form a committee consisting solely of independent directors to review all strategic alternatives available to the Company, including the sale of the Company.  I had previously stated that I believe the value of the Company would best be realized through a sale of the Company.  A company that I control has made a proposal acquire the Company at a significant premium to the price of the stock at the time such proposals were made.  On January 9, 2015, I agreed to consider increasing the proposal if the outside directors would agree in good faith to negotiate.  I received no response whatsoever.

If elected, I understand I have an obligation to act in the best interests of the Company and its stockholders in accordance with my duties as a director.  I am not seeking control of the Board at the 2015 Annual Meeting.  If elected, I would be only one of six Directors and would not be able to adopt resolutions or otherwise cause the Board to act.  However, I intend to be able to actively engage other Board members in full discussion of the issues facing the Company and attempt to resolve such issues in a constructive manner.  I believe that the attributes, skills and qualifications that I have obtained through my extensive experience in finance, aviation maintenance, and aircraft / aircraft engine leasing and trading will provide the Board and the Company with valuable industry knowledge and management experience. I believe I can affect positive change for the Company and will bring a fresh and independent perspective to the strategic review process.

Among the corporate governance practices I believe should be addressed are the following:

1.              Establish a nominating committee of the Board consisting solely of independent directors with the authority to make (not just recommend) nominations to the Board;

2.              Modify the executive officer positions as such that the CEO and CFO positions are not held by a husband and wife as is currently the case with Mr. Crispin and Ms. Perazzo.  It should be noted that the CEO and CFO are the officers who are required to certify the Company’s quarterly and annual filings pursuant to the Sarbanes-Oxley Act.

3.              Terminate the Stockholder Rights Agreement, dated December 1, 2009 (the “Stockholder Rights Agreement”), which restricts stockholder ownership above 15% without the Board’s permission, or alternatively submit the Stockholder Rights Agreement to stockholder approval as soon as practicable;

4.              Establish an Executive Committee of the Board which consists of persons other than the CEO and CFO as is presently the case;

5.              Advocate that the Board immediately seek to modify the terms of the JMC Agreement and any related arrangements to be more beneficial to the Company and the stockholders, address conflicts of interest created by the JMC Agreement, and actively explore the elimination of any outside management firm when the JMC Agreement expires in 2018; and

6.              The independent directors (or a committee thereof), should undertake procedures to review and verify all fees and any other payments made by the Company to JMC and provide reasonably detailed information to the stockholders regarding the calculation of such payments.

There are two seats up for election. I intend to use the proxies given to me to vote for myself and for the one candidate nominated by the Board other than Mr. Thomas W. Orr.

For the reasons described in detail above, I represent the superior candidate when compared with Mr. Thomas W. Orr.

For these reasons, I urge you to vote your GOLD proxy card to elect me to the Board.

* * *

Additional information about me, including information about my background and my beneficial ownership of the Company’s securities, is set forth under the section of this proxy statement titled “Proposal 1: Election of Directors” and in Annex A and Annex B to this proxy statement, each of which is incorporated herein by reference. Except as set forth in this proxy statement (including in Annex A or Annex B):

•      I am not, nor within the past year have I been, a party to any contract, arrangement or understanding with any persons with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, divisions of losses or profits, or the giving or withholding of proxies;

•      I am not, nor within the past year have I been, a party to, and neither I nor my family members have had a direct or indirect material interest with respect to, any transaction or series of similar transactions since the beginning of the Company’s last fiscal year to which the Company or any of its subsidiaries was or is a party, in which the amount involved exceeds $120,000;

•      I have not been convicted in a criminal proceeding nor am I a named subject of a pending criminal proceeding (excluding traffic violations and similar misdemeanors) during the past ten years; and

•      I do not have any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

PROPOSAL 1: ELECTION OF DIRECTORS

According to the proxy statement filed by the Company on March 13, 2015 (the “Company Proxy Statement”), two of the Company’s six directors will be elected at the Annual Meeting.  The term of office of a person elected as a director at the Annual Meeting will continue until the 2018 Annual Meeting of Stockholders or until the director’s resignation, or removal or successor has been elected.

As stated in the Company Proxy Statement, directors of the Company will be elected on a plurality basis, meaning the two nominees who receive the greatest number of votes “For” at the Annual Meeting will be elected.

About this Solicitation

Pursuant to this proxy statement, I am soliciting proxies from holders of Common Stock to vote for my election as a director at the Annual Meeting. I intend to use this proxy to vote for myself and for the candidate nominated by the Board other than Mr. Thomas W. Orr.

As discussed above in the section titled “Reasons for the Solicitation and Information about Mr. Beaumont,” I believe you should give me your proxy for the following reasons, among others:

•                  As a significant stockholder, my interests are aligned with my fellow stockholders and I desire first and foremost to help stockholders unlock the value of their investment in the Company.

•                  I believe that the attributes, skills and qualifications that I have obtained through my extensive experience in finance, aviation maintenance, and aircraft / aircraft engine leasing and trading will provide the Board and the Company with valuable industry knowledge and management experience.

•                  I will bring a fresh and independent perspective to the strategic review process, especially in regards to the JMC Agreement and Stockholder Rights Agreement.

Please refer to the Company Proxy Statement for the backgrounds and qualifications of the Company’s nominees, and certain other information about them. There is no assurance that either of the Company’s nominees will serve as a director if I am elected.

I am not seeking the authority to vote for, and will not vote for, Mr. Thomas W. Orr.

Additional Information About Me

I am currently the President and Chief Executive Officer of BeauTech Power Systems, LLC. From 2006 to 2008, I served as Chief Operating Officer at Willis Lease Finance Corporation (WLFC-NSDQ) in Novato, California.  There, I managed a $900 million aircraft engine lease portfolio, with complete responsibility for earnings, portfolio management, operations and return on equity.  I was also responsible for strategic planning and new business development.  In connection with my duties, I prepared financial materials for the board of directors and was actively involved in every board meeting. From 2004 to 2006, I worked as an acquisition consultant at The Carlyle Group in Washington, DC, and from 1987 to 2004, I worked at Standard Aero Limited, where I served as President for four of those years.  At Standard Aero, I was responsible for $400 million in sales and a staff of about 1,100.  I had complete responsibility for annual earnings, asset management and return on invested capital.  There, I was also a member of the Dunlop Standard Aerospace Group Executive Team.  During my stint at Standard Aero, I also served as Executive Director of Large Engine Product Unit, Director of Finance, and Task Force Leader.  From 1982 to 1987, I served as a Manager at Coopers and Lybrand in Winnipeg, Manitoba.

I received my Bachelor of Science, Pre-Masters of Science and Bachelor of Commerce from University of Manitoba.  I became a Chartered Accountant after graduating from Canadian Institute of Chartered Accountants.  I am also a graduate of the Stanford Executive Program.

I believe that the attributes, skills and qualifications that I have obtained through my extensive experience in finance, aviation maintenance, and aircraft / aircraft engine leasing and trading will provide the Board and the Company with valuable industry knowledge and management experience.

I am 57 years old, and I consent to serving as a director if I am elected. I am independent within the meaning of “independence” as set forth in the NYSE MKT Company Guide.

Use Your GOLD Card

The accompanying GOLD proxy card will be voted in accordance with your instructions. You may specify that your shares should be voted FOR me, or you may WITHHOLD authority to vote for me. I am not seeking authority to vote for, and will not vote for, Mr. Thomas W. Orr.  If you do not want your shares to be voted for the Company’s other nominee either, you may also withhold authority to vote for him by writing his name on the proxy card in the space provided.

If you hold your shares of common stock in a stock brokerage account or by a bank or other nominee, only they can exercise voting rights with respect to your shares and only upon receipt of your specific instructions. Accordingly, I urge you to use your voting instruction form, or otherwise promptly contact the person responsible for your account, and give them instructions to vote the GOLD proxy card.

I believe that the election of a director by stockholders shall be determined by a plurality of the votes cast by the stockholders of record entitled to vote at the election present in person or represented by proxy, and the nominees receiving the greatest number of affirmative votes of the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected, provided a quorum is present.  I believe that abstentions and broker non-votes will not be counted toward a nominee’s total. Also, I believe that because brokers or other nominees who hold shares “in street name” do not have discretionary voting authority over such shares in an election of directors, shares held “in street name” will not be voted in this election for a director unless the holder specifically instructs the holder’s brokers or other nominees on how to vote.

If no instructions are given with respect to this proposal and the GOLD proxy card is returned, the GOLD proxy card will be voted FOR me and FOR the Company’s nominee other than Mr. Thomas W. Orr.

I RECOMMEND THAT YOU VOTE FOR THE ELECTION OF
LEE G. BEAUMONT TO THE BOARD

PROPOSAL 2:  ADVISORY VOTE ONE EXECUTIVE COMPENSATION

According to the Company Proxy Statement, the Company is requesting advisory approval of the compensation of the Company’s named executive officers as disclosed in the compensation table and the narrative discussion set forth in the Company Proxy Statement.  This non-binding advisory vote is commonly referred to as a “say on pay” vote and is required to be conducted pursuant to Section 14A of the Securities Exchange Act of 1934, as amended.  According to the Company Proxy Statement, because the Company receives management services from JMC, the Company has no employees and does not pay any compensation to its named executive officers.  Instead, according to the Company Proxy Statement, the named executive officers of the Company are compensated in their capacities as employees of JMC.

About this Solicitation

Pursuant to this proxy statement, I am soliciting proxies from holders of Common Stock to vote against the compensation of the Company’s named executive officers as described in the Company Proxy Statement. I intend to use this proxy to vote against the compensation of the Company’s named executive officers as described in the Company Proxy Statement.

As discussed above in the section titled “Reasons for the Solicitation and Information about Mr. Beaumont,” I believe you should give me your proxy for the following reasons, among others:

•                  The excessive fees being paid for management services and other structural arrangements at the Company not only hurt stockholder value and entrench management but are also contrary to basic principles of good corporate governance.

•                  It is imperative that the Board immediately seek to modify the terms of the JMC Agreement and any related arrangements to be more beneficial to the Company and the stockholders and actively explore the elimination of any outside management firm when the JMC Agreement expires in 2018.

Please carefully review the information concerning compensation paid by JMC to the Company’s named executive officers beneath the caption “Executive Compensation” in the section of the Company Proxy Statement entitled “Information Regarding the Company’s Directors and Officers.”

Use Your GOLD Card

I recommend that you vote AGAINST the compensation of the Company’s named executive officers as described in the Company Proxy Statement. You may vote against the compensation of the Company’s named executive officers as described in the Company Proxy Statement by marking the proper box on the GOLD proxy card, or, if you hold your shares in a stock brokerage account or by a bank or other nominee, by using your voting instruction form to instruct them how to vote your shares on the GOLD proxy card. If no instructions are given with respect to this proposal and the GOLD proxy card is returned, the GOLD proxy card will be voted AGAINST the compensation of the Company’s named executive officers as described in the Company Proxy Statement. I believe that the proposal on approval of executive compensation will be approved in a non-binding advisory vote if the votes cast in favor exceed the votes cast against approval. I believe that abstentions and broker non-votes will not be counted as either a vote “For” or “Against” Proposal 2.  Also, I believe that because brokers or other nominees who hold shares “in street name” do not have discretionary voting authority over such shares in such non-routine matters, shares held “in street name” will not be voted on this advisory vote on executive compensation unless the holders specifically instruct their brokers or other nominees on how to vote.

I RECOMMEND THAT YOU VOTE AGAINST THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPANY PROXY STATEMENT

PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

According to the Company Proxy Statement, the Company will solicit proxies to ratify the selection of BDO USA, LLP (“BDO”) by the Board as independent registered public accounting firm to audit the accounts and records of the Company for the fiscal year ending December 31, 2015.

I recommend that you vote FOR this proposal. You may vote on the ratification of the selection of BDO by marking the proper box on the GOLD proxy card, or, if you hold your shares through a brokerage firm or bank, by using your voting instruction form to instruct them how to vote your shares on the GOLD proxy card. If no instructions are given with respect to this proposal and the GOLD proxy card is returned, the GOLD proxy card will be voted FOR the ratification of the selection of BDO. I believe that the ratification of the Company’s selection of independent registered public accounting firm will require the affirmative vote of a majority of the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present.  As a result, I believe abstentions will have the same effect as votes against the proposal.  As stated above, I believe that a broker or other nominee that holds shares “in street name” has discretionary voting power to vote on this matter in the absence of instruction from the beneficial owner.

I RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF
BDO USA, LLP

VOTING PROCEDURES

According to the Company Proxy Statement, only holders of record of shares of Common Stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. According to the Company Proxy Statement, as of the Record Date of March 16, 2015, there were 1,543,257 shares of Common Stock outstanding, and each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the Annual Meeting.

As explained in the detailed instructions on your GOLD proxy card, there are four ways you may vote your shares of Common Stock:

•       Sign, date and return the GOLD proxy card in the postage-paid envelope. I recommend that you vote using the GOLD proxy card even if you plan to attend the Annual Meeting in person;

•       Vote via the Internet by following the voting instructions on the GOLD proxy card;

•       Vote by telephone by following the voting instructions on the GOLD proxy card; or

•      Vote in person by attending the Annual Meeting. Note, however, if you hold your shares of Common Stock through a brokerage firm or bank, you must obtain a legal proxy from such custodian in order to vote in person at the Annual Meeting.

If you are the beneficial owner of shares held in a stock brokerage account or by a bank or other nominee on the Record Date, such institution should provide you with information regarding the methods by which you can direct such institution to vote your shares. Your brokerage firm or bank should send you a GOLD voting instruction card to be completed, signed, dated and returned by a date in advance of the Annual Meeting, and/or information on how to communicate your voting instructions to them by telephone or over the Internet.

If you are the beneficial owner of shares held though a brokerage firm or bank, I encourage you to promptly provide instructions to such institution to vote your shares in accordance with the GOLD proxy card. This ensures that your shares will be voted at the Annual Meeting.

If you give me your proxy, your shares will be voted in the manner you indicate. You may specify whether your shares should be voted FOR my election, or whether you WITHHOLD authority for your shares to be voted for my election. You may also indicate that you wish to WITHHOLD authority for your shares to be voted for the Company’s nominee other than Mr. Thomas W. Orr. You may also specify whether your shares should be voted FOR or AGAINST each of the other proposals. If you sign, date and return the GOLD proxy card without indicating your instructions, your shares will be voted as follows:

•       FOR the election to the Board of Lee G. Beaumont and the Company’s nominee other than Mr. Thomas W. Orr;

•       AGAINST the compensation of the Company’s named executive officers as described in the Company Proxy Statement; and

•       FOR the ratification of the selection of BDO USA, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015.

With respect to matters other than those set forth above that may properly come before the Annual Meeting, or at any postponement or adjournment thereof, I will vote the shares I have been authorized to represent in accordance with my discretion.

Broker Non-Votes and Required Votes

If you hold your shares of Common Stock through a bank, broker or other nominee (commonly referred to as holding your shares in “street name”) and do not provide voting instructions to the record holder of the shares, your shares of Common Stock will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority, under applicable rules, to vote. Accordingly, if your shares of Common Stock are held in street name, your bank, broker or other nominee has enclosed a voting instruction card with this proxy statement. I strongly encourage you to vote your shares of Common Stock in favor of my election to the Board by following the instructions provided on the voting instruction card.

I believe that the election of a director by stockholders (Proposal 1) shall be determined by a plurality of the votes cast by the stockholders of record entitled to vote at the election present in person or represented by proxy, and the nominees receiving the greatest number of affirmative votes of the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected, provided a quorum is present.  I believe that abstentions and broker non-votes will not be counted toward a nominee’s total.  I believe that because brokers or other nominees who hold shares “in street name” do not have discretionary voting authority over such shares in an election of directors, shares held “in street name” will not be voted in this election for a director unless the holder specifically instructs the holder’s brokers or other nominees on how to vote. I believe that the proposal on approval of executive compensation (Proposal 2) will be approved in a non-binding advisory vote if the votes cast in favor exceed the votes cast against approval. I believe that abstentions and broker non-votes will not be counted as either a vote “For” or “Against” Proposal 2.  I believe that because brokers or other nominees who hold shares “in street name” do not have discretionary voting authority over such shares in such non-routine matters, shares held “in street name” will not be voted on this advisory vote on executive compensation unless the holders specifically instruct their brokers or other nominees on how to vote. I believe that ratification of the Company’s selection of independent registered public accounting firm (Proposal 3) will require the affirmative vote of a majority of the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting, provided a quorum is present.  As a result, I believe that abstentions will have the same effect as votes against the proposal.  As stated above, I believe that a broker or other nominee that holds shares “in street name” has discretionary voting power to vote on this matter in the absence of instruction from the beneficial owner.

Revocation of Proxies

You may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting by:

•       submitting a properly executed, subsequently dated GOLD proxy card that will revoke all prior proxy cards, including any WHITE proxy cards that you may have submitted to the Company;

•       providing instructions by telephone or via the Internet as to how you would like your shares of Common Stock voted;

•       attending the Annual Meeting and withdrawing your proxy by voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy); or

•       delivering written notice of revocation to either Lee G. Beaumont c/o D.F. King at 48 Wall Street, New York, NY 10005 or to the Company (to the attention of Toni Perazzo, Secretary) at 1440 Chapin Avenue, Suite 310, Burlingame, California 94010.

Although a revocation is effective if delivered to the Company, I request that either the original or a copy of any revocation be faxed to me c/o D.F. King at [•] or mailed to me c/o D.F. King, 48 Wall Street, New York, NY 10005, so that I will be aware of all revocations. You may also call D.F. King at (800) 859-8511 and they will assist you with sending a copy of the revocation.

IF YOU PREVIOUSLY SIGNED AND RETURNED A WHITE PROXY CARD TO THE COMPANY, I URGE YOU TO REVOKE IT BY (1) MARKING, SIGNING, DATING AND RETURNING THE GOLD PROXY CARD, (2) PROVIDING INSTRUCTIONS BY TELEPHONE OR VIA THE INTERNET AS TO HOW YOU WOULD LIKE YOUR SHARES OF COMMON STOCK VOTED IN ACCORDANCE WITH THE GOLD PROXY CARD, (3) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON OR (4) DELIVERING A WRITTEN NOTICE OF REVOCATION TO ME.

Other Matters to be Considered at the Annual Meeting

Except as set forth above, I am not aware of any other matters to be brought before the Annual Meeting. Should other matters properly be brought before the Annual Meeting, the attached GOLD proxy card, when duly executed, will give me discretionary authority to vote on all such other matters and on all matters incident to the conduct of the Annual Meeting. In furtherance of the foregoing, should the Board, management or any other stockholder bring before the Annual Meeting any proposal to adjourn the Annual Meeting, the attached GOLD proxy card, when duly executed, will give me the discretionary authority to vote on such adjournment proposal.

Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

SOLICITATION OF PROXIES

I have entered into an agreement with D.F. King to help conduct my proxy solicitation, for which D.F. King will receive a fee not to exceed $[•], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses. Proxies may be solicited from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries in person and by mail, phone, publication and electronic means. I will request such individuals and institutions to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. I will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that D.F. King will employ up to [•] persons to solicit the Company’s stockholders for the Annual Meeting.

Total costs related to this solicitation of proxies are expected to be approximately $[•], of which approximately $[•] has been expended to date. I will pay the costs of this solicitation of proxies, including the cost of preparing, assembling and mailing this proxy material to stockholders. If I am successful, I intend to seek reimbursement of these costs from the Company.

ADDITIONAL INFORMATION

Please refer to the Company Proxy Statement for the following information:

•      the date by which proposals of stockholders intended to be presented at the 2016 annual meeting of stockholders must be received by the Company in order to be included in the Company’s proxy materials for that meeting;

•      the date by which the submission of nominees of stockholders intended to be nominated as directors at the 2016 annual meeting of stockholders must be received by the Company in order to be included in the Company’s proxy materials for that meeting;

•      information regarding the securities of the Company held by the Company’s directors, nominees, executive officers and beneficial holders of more than five percent of the Common Stock (although information about my ownership is also included on Annex B), and

•      information concerning the Company’s compensation policies and compensation paid or payable to the Company’s executive officers and directors.

I take no responsibility for the accuracy or completeness of any information or statements contained in the Company Proxy Statement, including any such information or statements appearing herein.

ANNEX A

ADDITIONAL INFORMATION ABOUT MR. BEAUMONT

Related Person Transactions

In August 2009, I entered into an agreement (the “Assignment Agreement”) with the Company in which I assigned to the Company my rights to purchase certain aircraft engines from an unrelated third party seller.  In January 2012, I became a “related person” with respect to the Company due to my acquisition on the open market of shares representing over 5% of the Company’s Common Stock.  I received the second and the third final installments of $66,700 due under the Assignment Agreement from the Company in the years ended December 31, 2011 and 2012, in addition to certain fees paid by JMC to me in connection with placement of the engines with new or renewing lessees.

A-1

ANNEX B

BENEFICIAL OWNERSHIP IN, AND TRANSACTIONS IN SECURITIES OF,

THE COMPANY DURING THE PAST TWO YEARS

As of March 18, 2015, I beneficially own 150,950 shares of Common Stock, representing approximately 9.8% of the Company’s outstanding shares of Common Stock. My business address is at 2090 Centro Street, East Tiburon, California 94920.

I have purchased or sold shares of Common Stock within the past two years, as set forth below:

Date	Transaction	Number of Shares

3/20/2013	Purchase	100
3/28/2013	Purchase	200
4/4/2013	Sale	300
4/5/2013	Sale	1,085
4/8/2013	Purchase	85
4/10/2013	Sale	154
4/11/2013	Sale	2,100
4/12/2013	Sale	3,746
4/15/2013	Sale	770
5/2/2013	Purchase	200
5/3/2013	Purchase	1,100
5/6/2013	Purchase	100
5/7/2013	Purchase	100
5/9/2013	Sale	230
5/10/2013	Purchase	50
5/13/2013	Purchase	100
5/14/2013	Sale	2,990
5/17/2013	Sale	2,000
5/20/2013	Sale	774
5/23/2013	Purchase	100
5/24/2013	Sale	400
5/28/2013	Purchase	100
5/31/2013	Purchase	100
6/3/2013	Purchase	100
6/4/2013	Purchase	200
6/6/2013	Purchase	300
6/12/2013	Sale	300
6/19/2013	Purchase	100
6/20/2013	Sale	25
6/26/2013	Sale	52
6/26/2013	Purchase	200
7/1/2013	Sale	2,000
7/15/2013	Sale	1,309
7/15/2013	Purchase	100
7/16/2013	Sale	3,200
7/17/2013	Sale	1,900
7/17/2013	Purchase	200
7/19/2013	Sale	2,000

7/22/2013	Sale	6,720
7/23/2013	Sale	620
7/24/2013	Sale	2,898
7/24/2013	Purchase	100
7/25/2013	Sale	3,062
7/26/2013	Sale	1,890
7/29/2013	Sale	110
7/29/2013	Sale	3,000
7/30/2013	Sale	4,000
8/1/2013	Sale	4,336
8/2/2013	Sale	2,350
8/6/2013	Sale	915
8/8/2013	Purchase	301
8/9/2013	Purchase	100
8/12/2013	Purchase	200
8/13/2013	Purchase	100
8/14/2013	Purchase	100
8/19/2013	Sale	300
8/19/2013	Purchase	100
8/20/2013	Purchase	100
8/22/2013	Purchase	100
8/23/2013	Purchase	100
8/26/2013	Purchase	100
8/29/2013	Purchase	100
8/30/2013	Purchase	100
9/5/2013	Purchase	300
9/10/2013	Purchase	100
9/12/2013	Sale	379
9/13/2013	Sale	1,305
9/17/2013	Sale	5,316
9/17/2013	Purchase	100
9/18/2013	Purchase	100
9/19/2013	Sale	200
9/25/2013	Sale	3,883
9/27/2013	Sale	125
10/9/2013	Sale	254
10/16/2013	Sale	790
10/17/2013		1,348
10/18/2013	Sale	1,250
10/21/2013	Sale	1,250
10/22/2013	Sale	6,250
10/25/2013	Sale	620
10/29/2013	Purchase	100
10/29/2013	Sale	395
10/31/2013	Purchase	100
11/5/2013	Sale	3,435
11/8/2013	Sale	100
11/11/2013	Purchase	200
11/12/2013	Purchase	100
11/18/2013	Purchase	100

11/19/2013	Purchase	100
11/21/2013	Purchase	500
11/22/2013	Purchase	6,100
11/26/2013	Purchase	5,000
11/27/2013	Purchase	200
12/3/2013	Purchase	100
12/4/2013	Purchase	200
12/5/2013	Purchase	100
12/6/2013	Purchase	200
12/9/2013	Purchase	100
1/3/2014	Purchase	1,200
1/7/2014	Purchase	100
1/9/2014	Purchase	100
1/14/2014	Purchase	1,914
1/15/2014	Purchase	786
1/16/2014	Purchase	400
1/17/2014	Purchase	100
1/21/2014	Purchase	100
1/30/2014	Sale	600
2/5/2014	Purchase	1,246
2/6/2014	Purchase	754
2/7/2014	Purchase	1,404
2/10/2014	Purchase	100
2/10/2014	Purchase	3,496
2/11/2014	Purchase	2,200
2/12/2014	Purchase	965
2/13/2014	Purchase	135
2/14/2014	Purchase	2,700
2/18/2014	Purchase	300
2/19/2014	Purchase	600
2/20/2014	Purchase	200
3/4/2014	Purchase	900
3/6/2014	Purchase	100
3/12/2014	Purchase	6,900
3/13/2014	Purchase	2,000
3/17/2014	Purchase	1,843
3/18/2014	Purchase	1,157
3/19/2014	Purchase	3,000
3/20/2014	Purchase	1,300
3/21/2014	Purchase	100
3/24/2014	Purchase	200
3/25/2014	Purchase	100
4/4/2014	Purchase	300
4/10/2014	Purchase	200
4/11/2014	Purchase	200
4/14/2014	Purchase	606
4/15/2014	Purchase	294
4/16/2014	Purchase	400
4/17/2014	Purchase	1,300
4/22/2014	Purchase	1,100

4/23/2014	Purchase	1,300
4/24/2014	Purchase	100
4/28/2014	Purchase	100
4/29/2014	Purchase	100
4/30/2014	Purchase	400
5/1/2014	Purchase	100
5/6/2014	Purchase	100
5/19/2014	Purchase	500
5/20/2014	Purchase	100
5/22/2014	Purchase	1,200
5/28/2014	Purchase	100
5/29/2014	Purchase	1,800
5/30/2014	Purchase	1,000
6/2/2014	Purchase	200
6/6/2014	Purchase	1,000
6/9/2014	Purchase	300
6/11/2014	Purchase	1,000
6/12/2014	Purchase	1,100
6/13/2014	Purchase	219
6/16/2014	Purchase	281
6/18/2014	Purchase	900
6/20/2014	Purchase	100
6/23/2014	Purchase	100
7/1/2014	Purchase	100
7/7/2014	Purchase	100
8/25/2014	Purchase	100
8/26/2014	Purchase	100
8/27/2014	Purchase	100
9/2/2014	Purchase	100
9/3/2014	Purchase	100
9/15/2014	Purchase	100
10/6/2014	Sale	2,810
10/17/2014	Purchase	110
10/20/2014	Purchase	100
10/23/2014	Purchase	100
10/28/2014	Purchase	200
11/19/2014	Sale	1,550
2/4/2015	Purchase	150
2/5/2015	Purchase	100
2/9/2015	Purchase	100
2/10/2015	Purchase	100
2/11/2015	Purchase	100
2/17/2015	Purchase	100
2/19/2015	Purchase	100
3/13/2015	Purchase	100
3/16/2015	Purchase	100

Lee G. Beaumont c/o D.F. King

48 Wall Street, New York, NY 10005

VOTE BY INTERNET — [•]

Use the Internet to transmit your voting instructions up until [•]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — [•]

Use any touch-tone telephone to transmit your voting instructions up until [•]. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope that has been provided or return it to Lee G. Beaumont c/o D.F. King at 48 Wall Street, New York, NY 10005.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GOLD PROXY CARD

Lee G. Beaumont strongly recommends that you vote FOR him election to the Board in Proposal 1:

1.	To elect Lee G. Beaumont to the Board	For	Withhold

Nominee: (01) Lee G. Beaumont
		☐	☐

Two directors will be elected at the Annual Meeting.  Mr. Beaumont intends to use this proxy to vote FOR him election as a director and FOR the election of the candidate who has been nominated by the Company other than Mr. Thomas W. Orr.  The names, backgrounds and qualifications of the Company’s nominees, and certain other information about them, can be found in the Company’s proxy statement.  There is no assurance that either of the Company’s nominees will serve as a director if Mr. Beaumont is elected.

Note:  Mr. Beaumont is not seeking authority to vote for, and will not vote for, Mr. Thomas W. Orr.  If you do not wish for your shares to be voted for the Company’s other nominee, you may withhold authority to vote for him by writing his name on the line below.

Lee G. Beaumont recommends that you vote AGAINST Proposal 2:		For	Against	Abstain

2.	To approve the compensation of the Company’s named executive officers as described in the Company Proxy Statement.	☐	☐	☐

Lee G. Beaumont recommends that you vote FOR Proposal 3:

3.	To ratify the selection of BDO USA, LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015.	☐	☐	☐

NOTE: To transact such other business as may properly come before the reconvened Annual Meeting or any other adjournment or postponement of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

AEROCENTURY CORP.

Annual Meeting of Stockholders

May 7, 2015 at 12:00 p.m. local time

This gold proxy is solicited by Lee G. Beaumont

The Board of Directors of AeroCentury Corp. is not soliciting this proxy

The undersigned hereby constitutes and appoints Lee G. Beaumont and Richard Grubaugh, and each of them, with full power to act without the other, as attorney, agent and proxy, with full power of substitution, to represent and vote all of the shares of common stock of AeroCentury Corp. (the “Company”) which the undersigned is entitled to vote at the annual meeting of stockholders (the “Annual Meeting”) of the Company in such manner as the persons named as proxies herein may determine on any matters which may properly come before the Annual Meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting is scheduled to be held on Thursday, May 7, 2015. The undersigned hereby revokes any proxies previously given.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF LEE G. BEAUMONT AND “FOR” THE ELECTION OF THE NOMINEE OF THE COMPANY OTHER THAN MR. THOMAS W. ORR, “AGAINST” PROPOSAL 2, AND “FOR” PROPOSAL 3. EACH PERSON NAMED AS A PROXY HEREIN IS AUTHORIZED TO VOTE IN HIS OR HER DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

Continued and to be signed on reverse side